Exhibit 99.1

NYSE Euronext Successfully Launches €750 million Bond Issue

Amsterdam, Paris, New York, 11 April, 2008 — NYSE Euronext (NYX) today successfully launched a €750 million fixed rate 7-year bond issue in the Euro market that bears a coupon of 5.375% and was priced at a margin of 120 bps per annum over Euro mid-swaps. Proceeds from the bonds, which mature in June 2015, will be used by NYSE Euronext for general corporate purposes, including the refinancing of existing debt. The bonds will be listed on Euronext Amsterdam and the Luxembourg Stock Exchange regulated market.

NYSE Euronext is rated AA by Standard & Poor’s, and A1 by Moody’s Investor Services.

Pursuant to Regulation S of the United States Securities Act of 1933 (the “Securities Act”), the bonds have not been and will not be registered in the United States under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, United States persons.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext’s results to differ materially from current expectations include, but are not limited to: NYSE Euronext’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext’s reference document for 2006 (“document de référence”) filed with the French Autorité des Marchés Financiers (Registered on June 6, 2007 under No. R.07-0089), 2007 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.